Exhibit 99.1

Release No. 0606-07      FOR IMMEDIATE RELEASE
June 22, 2006

RAYMOND JAMES FINANCIAL, INC.
REPORTS MAY 2006 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
“The choppy, downward-trending equity markets during most of May led to a decline for the month in total client assets and assets under discretionary management,” explained Chief Financial Officer Jeffrey P. Julien. “However, our operating statistics continue to reflect strong improvement over the prior year.”
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 4,800 financial advisors serving 1.2 million accounts in 2,200 locations throughout the United States, Canada and overseas. Total client assets are approximately $168 billion. Approximately $31.5 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’

- more -

Release No. 0606-07    RAYMOND JAMES FINANCIAL, INC.

control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2005 annual report on Form 10-K, which is available on raymondjames.com and sec.gov.
	May 2006	April 2006	May 2005
	(22 business days)	(19 business days)	(21 business days)

Securities commissions/fees (1)	$ 138.6 mil.	$ 137.0 mil.	$ 102.5 mil.

Assets under management (2)	$ 31.5 bil.	$ 31.7 bil.	$ 25.9 bil.

# of managed/co-managed underwritings (3)	10	15	7

Total customer assets under administration	$ 168.3 bil.	$ 170.0 bil.	$ 140.4 bil.

(1)	Includes all securities commissions and fees generated by our financial advisors, both private client and institutional, except for certain emerging markets joint ventures.

(2)
This is the primary revenue driver for the asset management segment. Just under half of the assets under management are subject to billing quarterly in advance, with the balance billed based either on average daily assets or end-of-quarter balances.

(3)	This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions and transaction fees.

For more information, please contact Tracey Bustamante at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media